UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 29, 2008

Colombia Goldfields Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-51013	76-0730088
(Commission File Number)	(IRS Employer Identification No.)

208-8 King Street East, Toronto, Ontario Canada	M5C 1B5
(Address of Principal Executive Offices)	(Zip Code)

(416) 361-9640
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement.

On January 29, 2008, Colombia Goldfields Ltd. (the “Company”) entered into a Share Purchase and Sale Agreement (the “Agreement”) with Mineros S.A., a corporation organized under the laws of the Republic of Colombia, Eduardo Pacheco Cortés, Rodrigo Vasquez Mejía, Alvaro Escobar Restrepo, Alberto Velasquez Echeverri, Santiago Vasquez Haupt, Alberto Mejía Hernández, Carlos Urrutia Valenzuela and Juan Manuel Urrutia Valenzuela (collectively, the “Vendors”).  Under the terms of the Agreement, the Company agreed to purchase from the Vendors all of the issued and outstanding shares of Mineros Nacionales S.A., a corporation organized under the laws of the Republic of Colombia, for cash consideration of US$35.0 million.  The agreement provides that the transaction will be completed on April 29, 2008, unless such date is extended by mutual agreement, such agreement not to be withheld if the Company can demonstrate reasonable grounds for a request for extension.  Based on the bid process and discussions with the vendors, the Company believes the closing date will be extended to up to July 29, 2008.  The Company has provided a deposit guarantee in the amount of US$2.5 million, which would be payable to the Vendors if the transaction is not completed for any reason.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 4, 2008	COLOMBIA GOLDFIELDS LTD.

	By:	/s/ Randall Martin
	Name:	J.Randall Martin
	Title:	Vice Chairman and Chief Executive Officer